Exhibit 10.27

BPG SUBSIDIARY INC.

RESTRICTED STOCK GRANT AND ACKNOWLEDGMENT

(Replacement Award for Blackstone Retail Transaction II Holdco L.P. Units)

THIS RESTRICTED STOCK GRANT AND ACKNOWLEDGEMENT (the “Agreement”), is made effective as of the date set forth on the signature page (the “Signature Page”) attached hereto (the “Date of Grant”), between BPG Subsidiary Inc., a Delaware corporation (together with its successors and assigns, the “Company”), the participant identified on the Signature Page attached hereto (the “Participant”) and Blackstone Retail Transaction II Holdco L.P., a Delaware limited partnership (the “Partnership”).

R E C I T A L S:

WHEREAS, the Participant holds a number of Class A-2 Units (the “Class A-2 Units”) and/or Class B Units (the “Class B Units” and, together with the Class A-2 Units, if any, the “Units”) of the Partnership specified on the signature page hereto, which Units were issued pursuant to one or more Management Subscription Agreements (collectively, the “Subscription Agreements”);

WHEREAS, all of the Participant’s Units are being cancelled and the Participant is to receive cash and shares (“Shares”) of common stock, par value $0.01, of the Company (“Common Stock”) in redemption of the Units (the “Redemption”), effective prior to or substantially concurrent with the consummation of the initial public offering of the common stock of Brixmor Property Group Inc. (“Brixmor”), the Company’s parent entity (the “Redemption Date”);

WHEREAS, as of the Redemption Date, the Units will be cancelled and will cease to be issued and outstanding and the Participant shall receive Shares with an equivalent value based on the IPO Price (as defined below), as described herein;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. The Shares.

(a) Subject to the terms and conditions set forth in this Agreement and effective as of the Redemption Date, the Company and the Partnership will cause the Units to be cancelled and the Participant to receive, in redemption of such cancellation, (i) a cash payment (the “Cash Payment”) in the amount specified on the Signature Page hereto and (ii) the number of vested Shares (“Vested Shares”) and unvested Shares (the “Unvested Restricted Shares”) to be specified by the Compensation Committee (the “Committee”) of the Board of Directors of Brixmor on the Signature Page hereto (the Vested Shares and Unvested Restricted Shares collectively, the “Restricted Shares”).

BPG Subsidiary Inc.

(b) The number of Restricted Shares shall be calculated by the Committee in its sole discretion, such that (x) the intrinsic value of all such Units (calculated based on the price at which common stock is sold in Brixmor’s initial public offering (the “IPO”, such price, the “IPO Price”), the exchange rights described herein, the number of such Shares held by the Partnership prior to the Redemption and the relative rights and priorities applicable to the Units under the Partnership’ organizational documents immediately prior to the Redemption) is equal to (y) the sum of (i) the Cash Payment plus (ii) the intrinsic value of all such Shares using the IPO Price and the exchange rights described herein, in each case as calculated by the Committee. Any fractional Vested Shares or Unvested Restricted Shares will be canceled for no consideration.

(c) The Vested Shares shall not be subject to any forfeiture restrictions. The Unvested Restricted Shares shall vest and become nonforfeitable Vested Shares in accordance with Schedule I attached hereto.

(d) If Participant’s employment with Brixmor and its subsidiaries is terminated at any time, all Unvested Restricted Shares shall automatically and immediately be forfeited and canceled (after giving effect to any acceleration of vesting or other terms set forth in Schedule I attached hereto).

(e) Within 10 days after the Redemption Date, the Participant shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder in the form of Exhibit A attached hereto. The Participant shall timely (within 30 days) file (via certified mail, return receipt requested) such election with the Internal Revenue Service, and thereafter shall certify to the Company that the Participant has made such timely filing and furnish a copy of such filing to the Company. The Participant should consult his or her tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Restricted Shares. Participant agrees to properly execute and provide to the Company in a timely manner any tax documentation that may be reasonably required by Company, including any tax forms relating to a “consent dividend” (as defined in Section 565 of the Code) or a power of attorney relating to such consent dividends.

(f) Participant acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, may not be sold or transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption therefrom. By executing this Agreement, Participant shall be deemed to have also executed and become a party to, as a “Holder”, the Exchange Agreement attached as Exhibit B (the “Exchange Agreement”), pursuant to which Shares will be exchangeable into shares of common stock of Brixmor (“Brixmor Shares”) from time to time (in accordance with the terms of the Exchange Agreement). Moreover, the Company hereby agrees to cause Brixmor to use commercially reasonable efforts to file and cause to become effective a registration statement with the Securities and Exchange Commission that will permit Participant (subject to any limitations to which Participant may be subject as an “affiliate” of Brixmor) to freely resell any Brixmor Shares received upon any exchange under the Exchange Agreement.

BPG Subsidiary Inc.

2. Prior Agreements; Restrictive Covenants.

(a) Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an investor and equity holder in the Company, to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Partnership and the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Notwithstanding the foregoing and Appendix A, the provisions of Section 1.1 of Appendix A shall not apply to the Participant if Participant’s principal place of employment when the Units were obtained is located in the State of California. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates. For purposes of this Agreement, “Restrictive Covenant Violation” means Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to Participant.

(b) Repayment of Proceeds. In the event of a Restrictive Covenant Violation or the Company discovers after a termination of employment that grounds for a termination of employment with Cause existed at the time thereof, then Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days’ of the Company’s request to Participant therefor, an amount equal to the excess, if any, of (i) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, (A) prior to the Redemption Date, the Units, and (B) the Shares issued hereunder (plus the Cash Payment) over (ii) the aggregate Cost of such Shares. For purposes of this Agreement, “Cost” means, in respect of any Share, the amount paid by Participant for the Units that were exchanged for such Share, as proportionately adjusted for all subsequent distributions on the Shares and other recapitalizations and less the amount of any distributions made with respect to (x) prior to the Redemption Date, the Unit or (y) the Share pursuant to the Company’s organizational documents; provided that Cost may not be less than zero. Any reference in this Agreement to grounds existing for a termination of employment with Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause.

(c) Class B Units. Participant acknowledges and agrees that references to the value of Class B Units in the Partnership in Participant’s employment agreement with Brixmor (or any affiliate) shall hereafter be deemed to be a reference to the value of the Shares (and the Cash Payment) (plus the shares and cash payment received in respect of Brixmor on terms substantially similar to those set forth herein) received hereunder for purposes of calculating the value of any severance or similar amounts payable upon a termination of employment.

3. Book Entry; Certificates. The Company shall recognize the Participant’s ownership of Shares through uncertificated book entry. If elected by the Company, certificates evidencing the Shares may be issued by the Company and any such certificates shall be registered in the

BPG Subsidiary Inc.

Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (x) the vesting of Unvested Restricted Shares pursuant to this Agreement and (y) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable to the Shares. As soon as practicable following such time, any certificates for the Shares shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto. No certificates shall be issued for fractional Shares. To the extent required by the Company, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Shares that have not previously vested. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates (if any) to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

4. Rights as a Stockholder. The Participant shall be the record owner of the Shares until or unless such Shares are forfeited pursuant to the terms of this Agreement, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares and rights to dividends or other distributions; provided that the Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 7.

5. Legend. To the extent applicable, all book entries (or certificates, if any) representing the Shares delivered to the Participant as contemplated by Section 3 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Sections 1 and 7 hereof.

6. No Right to Continued Employment. Neither this Agreement nor the Participant’s receipt of the Shares hereunder shall impose any obligation on the Company or any Affiliate to continue the employment or engagement of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of such Participant, free from any liability or claim under this Agreement, except as otherwise expressly provided herein.

7. Assignment Restrictions; Lock-up.

(a) The Shares may not, at any time be Assigned (and any such purported Assignment shall be void and unenforceable against the Company or any Affiliate), except that (i) Vested Shares may, subject to the following provisions, be exchanged for Brixmor Shares pursuant to the Exchange Agreement and (ii) Shares may be Assigned in an Exempt Employee Assignment.

(b) In addition to the restrictions in Section 7(a), the Unvested Restricted Shares may not, at any time prior to becoming vested pursuant to the terms of this Agreement, be exchanged; provided that the designation of a beneficiary shall not constitute an Assignment. In addition, until the earliest of (i) the occurrence of a Change of Control and (ii) the date that is 12 months from the closing date of the IPO with respect to Shares issued in connection with the cancellation of Class B Units, no holder of Shares may exchange any such Shares which are Vested Shares.

BPG Subsidiary Inc.

(c) Participant further hereby agrees that Participant shall, without further action on the part of Participant, be bound by the provisions of the lock-up letter executed by the executive officers of the Company to the same extent as if Participant had directly executed such lock-up letter himself or herself. Such lock-up letter will provide that Participant shall not, subject to specified exceptions, not to dispose of or hedge any shares of common stock of the Brixmor or securities convertible into or exchangeable for shares of common stock of the Brixmor (including the Shares) during the period from the date of the final prospectus relating to the IPO and continuing through the date 180 days after the date of such prospectus, except with the prior written consent of the representatives of the underwriters. The 180-day restricted period described in the preceding sentence will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, Brixmor issues an earnings release or material news or a material event relating to Brixmor occurs; or (2) prior to the expiration of the 180-day restricted period, Brixmor announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(d) “Assign” or “Assignment” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

(e) “Exempt Employee Assignment” shall mean an Assignment of Vested Shares (i) pursuant to an exercise of tag-along rights or registration rights under any applicable registration rights agreement, (ii) in connection with a Change of Control transaction, (iii) to the Company or one of its Affiliates, (iv) upon the death of the holder pursuant to the applicable laws of descent and distribution, (v) if expressly permitted by Section 7(a) herein, (vi) solely to or among the Participant’s Family Group (as defined below) or (vii) incidental to the exercise, conversion or exchange of the Shares in accordance with their terms, any combination of the Shares, or any recapitalization, reorganization, or reclassification of, or any merger or consolidation involving, the Company. “Family Group” means with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

8. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Shares, their grant or vesting or any payment or transfer with respect to the Shares at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

BPG Subsidiary Inc.

9. Securities Laws; Cooperation. Upon the vesting of any Unvested Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (or, if the Company or its successor hereunder ceases to be organized in Delaware, then the internal laws of the state or other jurisdiction of incorporation) applicable to contracts made and performed wholly within the State of Delaware (or such other jurisdiction described above), without giving effect to the conflict of laws provisions thereof (except that the provisions of Appendix A shall be governed by the law of the state where Participant is principally employed by the Company or its subsidiaries or, if the Participant and the Company or its subsidiaries are party to an employment agreement, the law of the state that governs such an employment agreement). Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold Shares pursuant to an Exempt Employee Assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold Shares pursuant to an Exempt Employee Assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

12. Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan (the “Brixmor Plan”). The Shares granted hereunder are not issued pursuant to the Plan, but shall be subject to all the terms and conditions set forth in the Plan as though such terms applied to capital stock of the Company instead of capital stock of Brixmor. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference mutatis mutandis. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the participant hereunder without the consent of the

BPG Subsidiary Inc.

Participant. Notwithstanding anything in this Agreement or the Plan to the contrary, the Company may amend and update the number of Shares in the Equity Schedule set forth on the Signature Page hereto prior to or following the effective date of the IPO based on the IPO Price.

13. Other Awards. Subject to Section 2, this Agreement, together with any other equity grants received in connection with the Redemption and the IPO, are in replacement of, and supersede in all respects, the Units.

14. Partnership. Participant agrees and acknowledges that, upon consummation of the Redemption, the Participant will (i) hold no Units, (ii) no longer be a Limited Partner of the Partnership and (iii) have no surviving rights under the governing documents of any the Partnership.

[Signatures on next page.]

IN WITNESS WHEREOF, the Participant acknowledges and accepts the terms of this Agreement which shall be effective as of the date set forth below and countersignature by the Company.

Participant

Name:

Dated:

[Signature Page - Replacement Award for Units of Blackstone Retail Transaction Holdco L.P.]

Agreement acknowledged and confirmed:

BLACKSTONE RETAIL TRANSACTION II HOLDCO L.P.		BPG SUBSIDIARY INC.

By:		By:
Name:		Name:
Title:	Authorized Signatory	Title:	Authorized Signatory

Equity Schedule

Name: [Name]

Date of Acquisition of Units: [Original Grant Date]

Class A-2 Units and Class B Units			Shares[1]
Class of Units	Number of Vested Units	Number of Unvested Units	Number of Vested Shares	Number of Unvested Restricted Shares
Class A-2 Units		N/A		N/A
Class B Units scheduled to vest on June 28, 2014	0		0
Class B Units scheduled to vest on June 28, 2016	0		0
“Performance-Based” Class B Units expected to vest on IPO		0		0
Other “Performance-Based” Class B Units	0		0
Total Units/Shares

Cash Payment: $[        ]

[1]	The Committee shall specify the number of Shares promptly following the pricing of the IPO.

Schedule I-1

Schedule I

Vesting Terms

(a) Immediately Vested Shares. 25% of the Restricted Shares issued hereunder in respect of Class B Units will be fully vested on the Date of Grant.

(b) Time-Based Vesting Shares. A percentage of the Restricted Shares granted hereunder shall become Vested Shares as follows:

(i) 25% of the Restricted Shares issued hereunder in respect of Class B Units will become Vested Shares on June 28, 2014, subject to the Participant’s continuous employment with or provision of services to Brixmor and its Subsidiaries through such date; and

(ii) an additional 25% of the Restricted Shares issued hereunder in respect of Class B Units will become Vested Shares on June 28, 2016, subject to the Participant’s continuous employment with or provision of services to Brixmor and its Subsidiaries through such date;

(c) Performance-Based Vesting Shares. Notwithstanding the foregoing, all Unvested Restricted Shares will become Vested Shares if the Participant is continuously employed through the date that the Sponsor (and its Affiliates that have an economic equity interest in Brixmor (“Economic Affiliates”)) shall have received, in respect of the aggregate Class A Units of the Partnership and BRE Retail Holdco L.P. (“Holdings”) held from time to time by such Sponsor and its Economic Affiliates and the Brixmor Shares and Shares received in respect thereof (collectively, the “Sponsor Equity”), cash resulting in a 15% Internal Rate of Return in respect of such Sponsor Equity, measured prior to any taxes payable on such cash.

(d) Qualifying Terminations of Employment.

(i) If the Participant’s employment with Brixmor and its Subsidiaries is terminated as a result of a Qualifying Termination, then each Sponsor and its Economic Affiliates shall be deemed to have received “cash” for purposes of this Schedule I in an amount equal to the value of the Sponsor Equity immediately prior to the applicable Termination Date (as determined in good faith by the Board, but valuing the Sponsor Equity using the 30-day volume-weighted average price following the Termination Date).

(ii) If a Qualifying Termination occurs within six months prior to either of June 28, 2014 or June 28, 2016, then a number of Unvested Restricted Shares shall immediately become Vested Shares equal to the number that would have vested on such date had the Participant remained continuously employed for an additional six months.

(iii) If a Qualifying Termination occurs within two years following a transaction (a “Combination Transaction”) in which all or substantially all of the business operations and assets of Brixmor have been combined (through any form of transaction, including a merger, a stock transfer, joint venture or a sale of assets) with the business and assets of another business owned and controlled (as the time of the combination) by a third party that is not an Affiliate of the Sponsor and Brixmor’s collective business operations and assets

Schedule I-2

do not constitute more than 50% of the net assets of the combined businesses (measured as of the most recently available completed fiscal quarter prior to the transaction), then each Sponsor and its Economic Affiliates shall be deemed to have received “cash” for purposes of this Schedule I in an amount equal to the value of the Sponsor Equity immediately prior to the applicable Termination Date (as determined in good faith by the Board).

(e) Definitions. For the purposes of this Agreement:

(i) “Cause” shall have the meaning set forth in any employment or consulting agreement between the Participant and Brixmor or an Affiliate in effect at the time of such termination, or in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), (A) the Participant’s continued failure substantially to perform the Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by Brixmor to the Participant of such failure, (B) dishonesty in the performance of the Participant’s duties, (C) an act or acts on the Participant’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of Brixmor or any of its Affiliates or (E) the Participant’s breach of any provision of Appendix A to this Agreement or any similar provision applicable to the Participant in any other agreement between the Participant and Brixmor or its Affiliates.

(ii) “Internal Rate of Return” shall mean the annualized effective compounded return rate which is earned on the aggregate amount invested by such Sponsor and its Economic Affiliates from time to time in respect of their respective Sponsor Equity (with all contributions and distributions measured from the actual date of such contribution or distribution, as opposed to the first or last date of any fiscal period).

(iii) “Qualifying Termination” shall mean a Termination (x) by Brixmor without Cause or while Participant has a Disability (as defined in the Plan), (y) if the Participant’s written employment agreement with Brixmor (or any affiliate) includes a definition of “good reason” or “constructive termination,” by the Participant for “good reason” or “constructive termination” (as defined in such written employment agreement) or (z) resulting from the Participant’s death.

(iv) “Sponsor” shall mean Blackstone Real Estate Partners VI L.P.

(f) Miscellaneous.

(i) If a Sponsor or its Economic Affiliates distributes Sponsor Equity held by them and/or the assets of Brixmor or the Company to the limited partners of the Sponsor’s investment funds, then such Sponsor and its Economic Affiliates shall be deemed to have received “cash” for purposes of this Schedule I in an amount equal to the value of their respective Sponsor Equity and/or, if applicable, the other assets distributed to such limited partners on the date(s) of such distribution (as determined in good faith by the Board).

Schedule I-3

(ii) If Brixmor sells all or substantially all of its assets for cash in a sale, merger or similar transaction to a third party not affiliated with Sponsor or the Partnership, but the Partnership or Holdings, as applicable, does not distribute such cash to the Sponsor or the Partnership’s limited partners, as applicable, within 10 days of such transaction, then such Sponsor and its respective Economic Affiliates shall be deemed to have received “cash” for purposes of this Schedule I in an amount equal to the actual cash received by the Partnership on the date of the transaction.

Appendix A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

1.1 Non-Competition.

(a) During Participant’s Employment and, for a period of two years following the date Participant ceases to be employed by the Company (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, own, manage, operate, control, consult with, be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of, any person or entity involved in the Business (as defined herein) within 25 miles of any location where the Company and its subsidiaries and, to the extent engaged materially in the Business, their respective Affiliates (including The Blackstone Group L.P. and its Affiliates) (collectively, the “Restricted Group”) engages in the Business (any such person or entity, a “Competitor”). For purposes of this Appendix A, “Business” shall mean the business of owning and operating retail shopping centers.

(b) Notwithstanding the foregoing, Participant’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company or any of its Subsidiaries.

(c) The period of time during which the provisions of this Section 1.1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

1.2 Non-Solicitation. During Participant’s employment and the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person:

(a) solicit or encourage any employee of the Company or its Subsidiaries to leave the employment of the Company or its Subsidiaries, or hire any such employee who was engaged in the Business and employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left such employment of the Restricted Group coincident with, or within one year prior to, the date of Participant’s termination of employment with the Company; or

(b) intentionally encourage any material consultant engaged in the Business and retained by the Restricted Group to cease working with the Restricted Group.

(c) Notwithstanding anything to the contrary, the provisions of Section 1 hereof shall survive the termination of Participant’s employment except that, the provisions of Section 1.1 shall expire at the end of Participant’s employment if (i) at the end of Participant’s employment, the Sponsor and its Affiliates no longer beneficially own any equity interest in the Company or (ii) Participant’s employment is terminated by the Company for Cause). The provisions of Section 1.1 hereof shall not apply if Participant’s principal place of employment on the is in the State of California.

1.3 It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Section 1 is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply with such deletion or modification as such court may judicially determine or indicate to make the Appendix A valid and enforceable. The restrictions contained in this Section 1 shall be construed as separate and individual restrictions and shall each be capable of being reduced in application or severed without prejudice to the other restrictions contained in this Section 1 or to the remaining provisions of this Appendix A.

2.	Confidentiality; Intellectual Property.

2.1 Confidentiality.

(a) Participant will not at any time (whether during or after Participant’s employment with the Company), disclose, divulge, reveal, communicate, share, transfer or provide access to any Confidential Information that he may obtain during his employment by the Company to any other Person, except (A) in connection with performing his duties for the Company or its Subsidiaries, (B) to the Company or its Subsidiaries, or to any authorized (or apparently authorized) agent or representative of any of them, (C) when required to do so by law or regulation or by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order him to communicate, divulge or make accessible any such confidential information, (D) in the course of any proceeding to defend the Participant’s rights, or (E) in confidence to any attorney or other professional advisor for the purposes of securing professional advice. For purposes of this Appendix A, “Confidential Information” shall mean any proprietary or confidential information of the Company and its Subsidiaries, and includes, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals; provided, however, that the term Confidential Information shall not include any document, record, data, compilation or other information that is known or generally available to the public, or within any trade or industry of the Company or any of its Affiliates, other than as a result of Participant’s violation of this Section 2.1, or not otherwise considered confidential by persons within such trade or industry.

(b) Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Appendix A, the term “family” refers to Participant, Participant’s spouse, minor children, parents and spouse’s parents) and legal, financial or other professional advisors, the existence or contents of this Appendix A; provided that Participant may disclose to any prospective future employer the provisions of Sections 1.1 and 2.1 of this Appendix A; provided they agree to maintain the confidentiality of such terms. This Section 2.1(b) shall terminate if the Company publicly discloses a copy of this Appendix A (or, if the Company publicly discloses summaries or excerpts of this Appendix A, to the extent so disclosed).

(c) Upon termination of Participant’s employment with the Company for any reason, Participant shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the Business of the Company and its Subsidiaries, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

2.2 Intellectual Property.

(a) If Participant creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(b) Participant shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

(c) Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(d) The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2.1(b) hereof).